FOR IMMEDIATE RELEASE

CONTACT:	Jeff Tryka, CFA
Investor Relations, Lambert & Co.
(616) 295-2509
jtryka@horizonglobal.com

HORIZON GLOBAL REPORTS FINANCIAL RESULTS FOR FIRST QUARTER 2020

First Quarter Highlights

▪	Successfully amended ABL facility to stabilize liquidity and support future operating flexibility

▪	Net sales decreased $14.4 million, or 8.1%, to $163.3 million from prior year comparable period, primarily attributable to lower sales volumes due to the COVID-19 pandemic

▪	Operating loss of $6.7 million, or 4.1% of net sales; improvement of $6.7 million over prior year comparable period

▪	Net loss from continuing operations of $16.5 million; improvement of $12.9 million from prior year comparable period

▪	Adjusted EBITDA(2) increased $4.0 million to $2.9 million from prior year comparable period due to improved gross profit and lower SG&A costs

Plymouth, Michigan, May 18, 2020 — Horizon Global Corporation (NYSE: HZN), one of the world’s leading manufacturers of branded towing and trailering equipment, today reported financial results for the first quarter of 2020.
“Horizon Global delivered a strong year-over-year performance and generated positive operating cash flow in the first quarter of 2020, despite the unfavorable impact of COVID-19 on our business and economies around the globe,” stated Terry Gohl, Horizon Global's President and Chief Executive Officer. "I want to thank Horizon Global’s employees for their commitment to maintaining our operations and excellent service delivery to our customers during these uncertain times. I also want to recognize their efforts in ensuring the health and safety of their colleagues, customers and those in the communities in which we operate.”

Gohl continued, “As we resume our global operations, we are focused on providing a safe and healthy workplace for our employees. During the relaunch of our business, we are carefully managing our liquidity in light of the continued macroeconomic uncertainty due to COVID-19. We will continue to flex our operations and partner with our supply chain to service our customers and meet market demand. Importantly, our business continues to improve every day as we aggressively pursue our operational improvement initiatives in 2020."

2020 First Quarter Segment Results
Horizon Americas. Net sales decreased $3.1 million, or 3.3%, to $92.4 million. Net sales in the retail and industrial channels were $6.3 million lower than the prior year comparable period as these channels were negatively impacted by the COVID-19 pandemic. These decreases were partially offset by aftermarket and e-commerce sales, which increased $2.6 million and $0.7 million, respectively, with strong demand for our products through the first part of March 2020. Gross profit increased $1.7 million, primarily due to lower scrap costs and inventory reserves and lower outbound freight costs, partially offset by the unfavorable net sales. Horizon Americas generated an operating profit of $2.7 million, representing an increase of $4.2 million attributable to gross profit improvements and lower SG&A costs. Adjusted EBITDA(2) increased to $6.1 million for the quarter, as compared to $1.4 million during the prior year comparable period.

Horizon Europe-Africa. Net sales decreased $11.3 million, or 13.7%, to $70.9 million due primarily to the COVID-19 outbreak. In response, the Company temporarily idled certain manufacturing facilities in line with customer demand and in accordance with applicable government mandated operations restrictions, leading to a $7.5 million decrease in net sales in the automotive OEM channel. Net sales on a constant currency(1) basis decreased $9.3 million, or 11.4%. Gross profit increased $1.0 million, primarily due to prior-year charges related to a product liability claim, offset by lower net sales. Operating loss for the quarter was $2.5 million, which represented a $0.7 million improvement primarily relating to the increase in gross profit. Adjusted EBITDA(2) was $2.3 million for the quarter, a decrease of $1.2 million over the prior year comparable period.
Balance Sheet and Liquidity. Gross debt decreased $161.7 million to $278.1 million from the prior year comparable period. Total liquidity, which includes borrowing availability under the ABL and cash on-hand, was $50.8 million, up $8.5 million as compared to the prior year comparable period, after removing any prior-year impacts related to the APAC discontinued operations reporting.

Summary
Gohl commented, “We expect this unprecedented global pandemic to have an ongoing effect on our business and customer demand patterns, which will result in a continued impact on Horizon Global’s financial results in 2020. Due to these uncertain macroeconomic conditions, we are proactively preserving liquidity and managing our variable and support cost structure to allow for operating flexibility, while continuing to execute on our operational improvement initiatives that will support cash flow generation and drive near- and long-term value for our employees, customers and shareholders.”

COVID-19 Pandemic
The Company has taken decisive actions in response to the unprecedented uncertainty related to the impact the COVID-19 pandemic is having on the global automotive industry and economies around the world. These actions include actively managing costs, capital spending and working capital to further strengthen liquidity, including the idling or ramping down of certain production facilities and distribution centers in response to the economic uncertainties and changes in customer ordering patterns. The Company will continue to closely monitor the ongoing potential impacts of COVID-19 and, while the ultimate impact of the pandemic to our business remains highly uncertain, we will continue to seek to aggressively mitigate and minimize its impact on our business.

During the COVID-19 pandemic, Horizon Global’s top priority is ensuring the health and safety of our employees. The Company is adhering to all federal, state and local mandates and guidelines, including the frequent disinfection of our facilities, equipment and individual work areas, promoting social distancing, requiring office employees to work remotely, preventing visitors from entering our facilities and restricting business travel.

Conference Call Details
Horizon Global will host a conference call regarding first quarter 2020 earnings on Monday, May 18, 2020 at 8:30 a.m. Eastern Time. Participants in the call are asked to register five to ten minutes prior to the scheduled start time by dialing (866) 652-5200 and from outside the U.S. at (412) 317-6060. Please use the conference identification number 10143768.
The conference call will be webcast simultaneously and in its entirety through the Horizon Global website. An earnings presentation will also be available on the Horizon Global website at the time of the conference call. Shareholders, media representatives and others may participate in the webcast by registering through the investor relations section on the Company’s website.
A replay of the call will be available on Horizon Global’s website or by phone by dialing (877) 344-7529 and from outside the U.S. at (412) 317-0088. Please use the conference identification number 10143768. The telephone replay will be available approximately two hours after the end of the call and continue through June 1, 2020.

About Horizon Global
Headquartered in Plymouth, MI, Horizon Global is the #1 designer, manufacturer and distributor of a wide variety of high-quality, custom-engineered towing, trailering, cargo management and other related accessory products in North America and Europe. The Company serves OEMs, retailers, dealer networks and the end consumer as the category leader in the automotive, leisure and agricultural market segments. Horizon provides its customers with outstanding products and services that reflect the Company's commitment to market leadership, innovation and operational excellence. The Company’s mission is to utilize forward-thinking technology to develop and deliver best-in-class products for our customers, engage with our employees and realize value creation for our shareholders.
Horizon Global is home to some of the world’s most recognized brands in the towing and trailering industry, including: Draw-Tite, Reese, Westfalia, BULLDOG, Fulton and Tekonsha. Horizon Global has approximately 3,600 employees.
For more information, please visit www.horizonglobal.com.

Forward-Looking Statements
This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained herein speak only as of the date they are made and give our current expectations or forecasts of future events. These forward-looking statements can be identified by the use of forward-looking words, such as “may,” “could,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “target,” “plan” or other comparable words, or by discussions of strategy that may involve risks and uncertainties. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which could materially affect our business, financial condition or future results including, but not limited to, risks and uncertainties with respect to: the impact of the novel coronavirus (COVID-19) pandemic on the Company’s business, results of operations, financial condition and liquidity; the Company’s ability to regain compliance with the New York Stock Exchange’s continued listing standards; the Company’s leverage; liabilities and restrictions imposed by the Company’s debt instruments; market demand; competitive factors; supply constraints; material and energy costs; technology factors; litigation; government and regulatory actions including the impact of any tariffs, quotas, or surcharges; the Company’s accounting policies; future trends; general economic and currency conditions; various conditions specific to the Company’s business and industry; the success of the Company’s action plan, including the actual amount of savings and timing thereof; the success of the Company’s business improvement initiatives in Europe-Africa, including the amount of savings and timing thereof; the Company’s exposure to product liability claims from customers and end users, and the costs associated therewith; the Company’s ability to meet its covenants in the agreements governing its debt; factors affecting the Company's business that are outside of its control, including natural disasters, pandemics, including the current COVID-19 pandemic, accidents and governmental actions; and other risks that are discussed in the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. The risks described herein are not the only risks facing our Company. Additional risks and uncertainties not currently known to us or that we currently deemed to be immaterial also may materially adversely affect our business, financial position and results of operations or cash flows. We caution readers not to place undue reliance on such statements, which speak only as of the date hereof. We do not undertake any obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statement to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(1)
We evaluate results in our operations on both an as reported basis and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results, consistent with how we evaluate our performance. Constant currency revenue results are calculated by translating current period revenue in local currency using the prior period’s currency conversion rate. This non-GAAP measure has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of our results as reported under GAAP. Our use of this term may vary from the use of similarly-titled measures by other issuers due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. See Appendix II for reconciliation.

(2)
Please refer to “Company and Business Segment Financial Information” which details certain costs, expense, other charges, that are included in the determination of net income attributable to Horizon Global under GAAP, but that management would not consider important in evaluating the quality of the Company’s operating results. The Company’s management utilizes Adjusted EBITDA as the key measure of company and segment performance and for planning and forecasting purposes, as management believes this measure is most reflective of the operational profitability or loss of the Company and its operating segments and provides management and investors with information to evaluate the operating performance of its business and is representative of its performance used to measure certain of its financial covenants. Adjusted EBITDA should not be considered a substitute for results prepared in accordance with U.S. GAAP and should not be considered an alternative to net income attributable to Horizon Global, which is the most directly comparable financial measure to Adjusted EBITDA that is prepared in accordance with U.S. GAAP.

Horizon Global Corporation
Condensed Consolidated Balance Sheets
(dollars in thousands)

	March 31, 2020	December 31, 2019
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$38,670	$11,770
Restricted cash	8,740	—
Receivables, net	84,900	71,680
Inventories	119,370	136,650
Prepaid expenses and other current assets	8,220	8,570
Total current assets	259,900	228,670
Property and equipment, net	74,100	75,830
Operating lease right-of-use assets	41,870	45,770
Goodwill	3,360	4,350
Other intangibles, net	57,420	60,120
Deferred income taxes	450	430
Other assets	8,660	5,870
Total assets	$445,760	$421,040
Liabilities and Shareholders' Equity
Current liabilities:
Short-term borrowings and current maturities, long-term debt	$61,220	$4,310
Accounts payable	83,380	78,450
Short-term operating lease liabilities	9,980	9,880
Accrued liabilities	50,080	48,850
Total current liabilities	204,660	141,490
Gross long-term debt	216,880	236,550
Unamortized debt issuance costs and discount	(28,500)	(31,500)
Long-term debt	188,380	205,050
Deferred income taxes	3,990	4,040
Long-term operating lease liabilities	45,570	48,070
Other long-term liabilities	15,570	13,790
Total liabilities	458,170	412,440
Total Horizon Global shareholders' (deficit) equity	(8,380)	12,340
Noncontrolling interest	(4,030)	(3,740)
Total shareholders' (deficit) equity	(12,410)	8,600
Total liabilities and shareholders' equity	$445,760	$421,040

Horizon Global Corporation
Condensed Consolidated Statements of Operations
(Unaudited - dollars in thousands, except share and per share data)

	Three Months Ended March 31,
	2020	2019
Net sales	$163,250	$177,670
Cost of sales	(137,000)	(154,110)
Gross profit	26,250	23,560
Selling, general and administrative expenses	(32,860)	(38,370)
Net (loss) gain on dispositions of property and equipment	(70)	1,440
Operating loss	(6,680)	(13,370)
Other expense, net	(1,670)	(5,470)
Interest expense	(8,190)	(10,830)
Loss from continuing operations before income tax	(16,540)	(29,670)
Income tax benefit	10	270
Net loss from continuing operations	(16,530)	(29,400)
(Loss) income from discontinued operations, net of tax	(500)	3,780
Net loss	(17,030)	(25,620)
Less: Net loss attributable to noncontrolling interest	(290)	(520)
Net loss attributable to Horizon Global	$(16,740)	$(25,100)
Net (loss) income per share attributable to Horizon Global:
Basic:
Continuing operations	$(0.64)	$(1.15)
Discontinued operations	(0.02)	0.15
Total	$(0.66)	$(1.00)
Diluted:
Continuing operations	$(0.64)	$(1.15)
Discontinued operations	(0.02)	0.15
Total	$(0.66)	$(1.00)
Weighted average common shares outstanding:
Basic	25,393,668	25,188,094
Diluted	25,393,668	25,188,094

Horizon Global Corporation
Condensed Consolidated Statements of Cash Flows
(unaudited - dollars in thousands)

	Three Months Ended March 31,
	2020	2019
Cash Flows from Operating Activities:
Net loss	$(17,030)	$(25,620)
Less: (Loss) income from discontinued operations	(500)	3,780
Net loss from continuing operations	(16,530)	(29,400)

Adjustments to reconcile net loss from continuing operations to net cash provided by (used for) operating activities:
Net loss (gain) on dispositions of property and equipment	70	(1,440)
Depreciation	3,490	3,310
Amortization of intangible assets	1,570	1,900
Amortization of original issuance discount and debt issuance costs	4,400	5,470
Deferred income taxes	(40)	1,710
Non-cash compensation expense	420	350
Paid-in-kind interest	1,570	—
Increase in receivables	(15,610)	(19,200)
Decrease (increase) in inventories	15,350	(6,970)
Increase in prepaid expenses and other assets	(2,060)	(2,700)
Increase in accounts payable and accrued liabilities	11,550	10,180
Other, net	1,530	(12,770)
Net cash provided by (used for) operating activities for continuing operations	5,710	(49,560)
Cash Flows from Investing Activities:
Capital expenditures	(4,060)	(1,550)
Net proceeds from sale of business	—	4,970
Net proceeds from disposition of property and equipment	70	1,390
Net cash (used for) provided by investing activities for continuing operations	(3,990)	4,810
Cash Flows from Financing Activities:
Net cash provided by financing activities for continuing operations	34,650	33,230
Discontinued Operations:
Net cash (used for) provided by discontinued operating activities	(500)	9,120
Net cash used for discontinued investing activities	—	(440)
Net cash provided by discontinued financing activities	—	—
Net cash (used for) provided by discontinued operations	(500)	8,680
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(230)	150
Cash, Cash Equivalents and Restricted Cash:
Increase (decrease) for the period	35,640	(2,690)
At beginning of period	11,770	27,650
At end of period	$47,410	$24,960
Supplemental disclosure of cash flow information:
Cash paid for interest	$3,150	$6,620
Cash paid for taxes, net of refunds	$200	$30

Appendix I

Horizon Global Corporation
Company and Business Segment Financial Information
(Unaudited - dollars in thousands)

The Company’s management utilizes Adjusted EBITDA as the key measure of company and segment performance and for planning and forecasting purposes, as management believes this measure is most reflective of the operational profitability or loss of the Company and its operating segments and provides management and investors with information to evaluate the operating performance of its business and is representative of its performance used to measure certain of its financial covenants. Adjusted EBITDA should not be considered a substitute for results prepared in accordance with U.S. GAAP and should not be considered an alternative to net income attributable to Horizon Global, which is the most directly comparable financial measure to Adjusted EBITDA that is prepared in accordance with U.S. GAAP. Adjusted EBITDA, as determined and measured by Horizon Global, should also not be compared to similarly titled measures reported by other companies. The Company also uses operating income (loss) to measure stand-alone segment performance.

Adjusted EBITDA is defined as net income attributable to Horizon Global before interest expense, income taxes, depreciation and amortization, and before certain items, as applicable such as severance, restructuring, relocation and related business disruption costs, impairment of goodwill and other intangibles, non-cash stock compensation, certain product liability recall and litigation claims, acquisition and integration costs, gains (losses) on business divestitures and other assets, board transition support and non-cash unrealized foreign currency remeasurement costs.

The following table summarizes Adjusted EBITDA for our operating segments for the three months ended March 31, 2020 (“1Q20”) and 2019 (“1Q19”):

	Three Months Ended March 31, 2020				Three Months Ended March 31, 2019				Variance
	Horizon Americas	Horizon Europe-Africa	Corporate	Consolidated	Horizon Americas	Horizon Europe-Africa	Corporate	Consolidated	Consolidated
	(dollars in thousands)				(dollars in thousands)
Net loss attributable to Horizon Global				$(16,740)				$(25,100)	$8,360
Net loss attributable to noncontrolling interest				(290)				(520)	230
Net loss				$(17,030)				$(25,620)	$8,590
Interest expense				8,190				10,830	(2,640)
Income tax benefit				(10)				(270)	260
Depreciation and amortization				5,060				5,210	(150)
EBITDA	$4,940	$(1,090)	$(7,640)	$(3,790)	$30	$(4,640)	$(5,240)	$(9,850)	$6,060
Net loss attributable to noncontrolling interest	—	290	—	290	—	520	—	520	(230)
Loss (income) from discontinued operations, net of tax	—	—	500	500	—	—	(3,780)	(3,780)	4,280
Severance	530	20	(10)	540	80	(20)	—	60	480
Restructuring, relocation and related business disruption costs	890	—	110	1,000	770	(1,400)	—	(630)	1,630
Non-cash stock compensation	—	—	420	420	—	—	370	370	50
Loss (gain) on business divestitures and other assets	360	(180)	—	180	530	3,630	—	4,160	(3,980)
Board transition support	—	—	—	—	—	—	690	690	(690)
Product liability and litigation claims	—	1,510	—	1,510	—	4,320	—	4,320	(2,810)
Debt issuance costs	—	—	750	750	—	—	1,740	1,740	(990)
Unrealized foreign currency remeasurement costs	(600)	1,750	380	1,530	(230)	1,240	330	1,340	190
Other	—	—	—	—	210	(110)	(100)	—	—
Adjusted EBITDA	$6,120	$2,300	$(5,490)	$2,930	$1,390	$3,540	$(5,990)	$(1,060)	$3,990

Segment Information

The following table summarizes financial information for our operating segments for 1Q20 and 1Q19:

	Three Months Ended March 31,		Change
	2020	2019	$	%
	(dollars in thousands)
Net Sales
Horizon Americas	$92,370	$95,500	$(3,130)	(3.3%)
Horizon Europe-Africa	70,880	82,170	(11,290)	(13.7%)
Total	$163,250	$177,670	$(14,420)	(8.1%)
Gross Profit
Horizon Americas	$19,620	$17,910	$1,710	9.5%
Horizon Europe-Africa	6,630	5,650	980	17.3%
Total	$26,250	$23,560	$2,690	11.4%
Operating Profit (Loss)
Horizon Americas	$2,730	$(1,500)	$4,230	(282.0%)
Horizon Europe-Africa	(2,510)	(3,190)	680	(21.3%)
Corporate	(6,900)	(8,680)	1,780	(20.5%)
Total	$(6,680)	$(13,370)	$6,690	(50.0%)
Adjusted EBITDA
Horizon Americas	$6,120	$1,390	$4,730	340.3%
Horizon Europe-Africa	2,300	3,540	(1,240)	(35.0%)
Corporate	(5,490)	(5,990)	500	(8.3%)
Total	$2,930	$(1,060)	$3,990	(376.4%)

Appendix II

Horizon Global Corporation
Reconciliation of Reported Revenue Growth
to Constant Currency Basis
(Unaudited)

We evaluate growth in our operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our growth, consistent with how we evaluate our performance. Constant currency revenue results are calculated by translating current year revenue in local currency using the prior year's currency conversion rate. This non-GAAP measure has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of our results as reported under GAAP. Our use of this term may vary from the use of similarly-titled measures by other issuers due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

	Three Months Ended March 31, 2020
	Horizon Americas	Horizon Europe-Africa	Consolidated
Revenue growth as reported	(3.3)%	(13.7)%	(8.1)%
Less: currency impact	(0.2)%	(2.4)%	(1.2)%
Revenue growth at constant currency	(3.1)%	(11.4)%	(6.9)%